Exhibit 10.2

SECOND AMENDMENT TO THE
AMENDED CARDINAL HEALTH, INC. 2011 LONG-TERM INCENTIVE PLAN
Effective November 5, 2019, the following amendments are made to the Amended Cardinal Health, Inc. 2011 Long-Term Incentive Plan (the “Plan”):

1.	The following new definitions are added to Section 2 of the Plan:

“(ss)	“Company Group” means the Company and its Affiliates.

(tt)
“Competitor” means, unless the Administrator determines otherwise in an Award Agreement or elsewhere, any person or business that competes with the products or services provided by a member of the Company Group for which Participant had business responsibilities within 24 months prior to Termination of Employment or about which Participant obtained confidential information (as defined by the applicable Company Group policies or agreements).

(uu)
“Competitor Conduct” means, unless the Administrator determines otherwise in an Award Agreement or elsewhere, accepting employment with, or directly or indirectly providing services to, a Competitor in the United States. If Participant has a Termination of Employment and Participant’s responsibilities to the Company Group were limited to a specific territory or territories within or outside the United States during the 24 months prior to the Termination of Employment, then Competitor Conduct will be limited to that specific territory or territories.

(vv)	“Misconduct” means, unless the Administrator determines otherwise in an Award Agreement or elsewhere:

(i)
disclosing or using any of the Company Group’s confidential information (as defined by the applicable Company Group policies and agreements) without proper authorization from the Company Group or in any capacity other than as necessary for the performance of Participant’s assigned duties for the Company Group;

(ii)
violation of the Standards of Business Conduct or any successor code of conduct or other applicable Company Group policies, including but not limited to conduct which would constitute a breach of any representation or certificate of compliance signed by Participant;

(iii)
fraud, gross negligence or willful misconduct by Participant, including but not limited to fraud, gross negligence or willful misconduct causing or contributing to a material error resulting in a restatement of the financial statements of any member of the Company Group;

(iv)
directly or indirectly soliciting or recruiting for employment or contract work on behalf of a person or entity other than a member of the Company Group, any person who is an employee, representative, officer or director in the Company Group or who held one or more of those positions at any time within the 12 months prior to Participant’s Termination of Employment;

(v)
directly or indirectly inducing, encouraging or causing an employee of the Company Group to terminate his or her employment or a contract worker to terminate his or her contract with a member of the Company Group;

(vi)
any action by Participant or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Company Group and any of its customers, prospective customers, vendors, suppliers or employees known to Participant; or

(vii)	breaching any provision of any employment or severance agreement with a member of the Company Group.”

2.	The following new Section 13(e) is added to the Plan:

“(e)    Special Forfeiture and Repayment Rules. Effective July 1, 2019, if a Participant engages in Misconduct or Competitor Conduct during employment or within 12 months after the Termination of Employment for any reason, then (i) the Participant forfeits any Cash Award that has not yet been paid and (ii) the Participant shall, within 30 days following written notice from the Company, pay to the Company in cash an amount equal to (A) the amount of any Cash Award paid to the Participant at any time within the last 12 months less (B) $1.00.”